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                  EXHIBIT 23 - Consent of Independent Auditors


         We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-19505) and in the Registration Statement (Form S-8 No. 333-19491) pertaining to the Prime Retail, Inc. Stock Incentive Plans of our report dated January 23, 1998 (except for Note 15, as to which the date is February 1, 1998), with respect to the consolidated financial statements of Prime Retail, Inc. included in the Annual Report (Form 10-k) for the year ended December 31, 1997.

         Our audits also included the financial statement schedule of Prime Retail, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion, based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                              /s/ Ernst & Young LLP


Baltimore, Maryland
March 20, 1998